Exhibit 107.1

Calculation of Filing Fee Tables

Form S-1
(Form Type)

Biofrontera Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Equity	Common Stock, par value $0.001 per share	Other	3,419,000	(2)	$2.62	(3)	$8,957,780	$92.70 per $1,000,000	$830.39
Equity	Common Stock, par value $0.001 per share	Other	3,419,000	(4)	$2.77	(5)	$9,470,630	$92.70 per $1,000,000	$877.93
Equity	Common Stock, par value $0.001 per share	Other	2,857,143	(6)	$5.25	(5)	$15,000,000.75	$92.70 per $1,000,000	$1,390.50	(7)
Total Offering Amounts							$33,428,410.75		$3,098.82
Total Fee Offsets									$0
Net Fee Due									$3,098.82

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers such additional shares of the common stock, par value $0.001 per share (the “Common Stock”) of the registrant, as may be issued to prevent dilution from stock splits, stock dividends and similar transactions.

(2) Represents (a) 1,850,000 shares of Common Stock and (b) 1,569,000 shares of the Common Stock issuable upon the exercise of pre-funded warrants to purchase one share of Common Stock at an exercise price of $0.001, in each case, issued to the selling stockholder on May 17, 2022.

(3) Pursuant to Rules 457(c) and 457(h) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high and low prices reported for the registrant’s Common Stock quoted on The Nasdaq Capital Market LLC on June 6, 2022.

(4) Represents 3,419,000 shares of Common Stock issuable upon the exercise of common stock purchase warrants to purchase one share of Common Stock at an exercise price of $2.77 issued to the selling stockholder on May 17, 2022.

(5) Pursuant to Rules 457(c) and 457(h) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the applicable exercise price of the common stock purchase warrants.

(6) Represents 2,857,143 shares of Common Stock issuable upon the exercise of common stock purchase warrants to purchase one share of Common Stock at an exercise price of $5.25 issued to the selling stockholder on December 1, 2021. The shares were previously registered on a Registration Statement on Form S-1 (File No. 333-261812) (the “2021 Registration Statement”) which will be terminated after this registration statement is declared effective.

(7) Although the underlying shares were previously registered on the 2021 Registration Statement, Rule 415(a)(6) does not apply to the resale of these securities. Absent an applicable carry forward rule, the registrant has elected to pay the registration fee for these securities and, in the future, may seek a fee offset once the 2021 Registration Statement has been terminated.